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Wells REIT Sells Northrop Grumman Building in Colorado

Aurora Facility Sold to Northstar Realty Finance Corp.

NORCROSS, Ga. (July 7, 2006) -- Wells Real Estate Investment Trust Inc. announced today the sale of its Northrop Grumman building (formerly known as TRW Denver) in Aurora, Colo., to a New York-based real estate investment firm, NorthStar Realty Finance Corp.

Wells REIT acquired the property, in suburban Denver, in 2002, and expanded it last year. Northrop Grumman's lease on the three-story, 183,529-square-foot facility runs into 2015.

"This real estate has risen in value and served the portfolio," said Parker Hudson, managing director of dispositions for Wells Real Estate Funds. "We think it's a good transaction for both of us."

The building, at 750 South Richfield St. in Aurora, was originally constructed in 1997. The property was marketed by Holliday Fenoglio Fowler of Chicago.

Wells REIT is a public, nontraded REIT specializing in office properties, which closed to new investors in 2003. Wells REIT now has 84 buildings in 24 states (including Washington D.C.), covering more than 20 million square feet. Across the portfolio, Wells REIT properties are approximately 95 percent leased.

Wells Real Estate Funds is a national real estate investment management company, based in suburban Atlanta, which purchases and manages real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 200,000 individuals across the country have, through their financial representatives, invested in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own approximately $7.5 billion in assets (based on purchase price) totaling more than 35 million square feet of space. For more information, see www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Wells REIT is closed to new investors.

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